Exhibit 5.1

        [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

April 16, 2002

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, CA 92121

Re:	Form S-8 Covering Securities to be Issued under the Arena Pharmaceuticals, Inc. 2002 Equity Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 2,750,000 shares of common stock, par value $0.0001 per share, of the Company (the "Shares") to be issued under the Arena Pharmaceuticals, Inc. 2002 Equity Compensation Plan (the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals, and the conformity with originals of documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP